Exhibit 99(b)

Management's Discussion and Analysis of Results of Operations and
Financial Condition

INTRODUCTION

     Duke Energy Corporation (collectively with its subsidiaries, "Duke Energy") is an integrated energy and energy services provider with the ability to offer physical delivery and management of both electricity and natural gas throughout the United States and abroad. Duke Energy provides these and other services through seven business segments:

   o Electric Operations
   o Natural Gas Transmission
   o Field Services
   o Trading and Marketing
   o Global Asset Development
   o Other Energy Services
   o Real Estate Operations

     These segments were defined as a result of Duke Energy adopting Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information."

     Electric Operations generates, transmits, distributes and sells electric energy in central and western North Carolina and the western portion of South Carolina (doing business as Duke Power or Nantahala Power and Light). These electric operations are subject to the rules and regulations of the Federal Energy Regulatory Commission (FERC), the North Carolina Utilities Commission
(NCUC) and the Public Service Commission of South Carolina (PSCSC).

     Natural Gas Transmission, through its Northeast Pipelines, provides interstate transportation and storage of natural gas for customers primarily in the Mid-Atlantic and New England states. Until the expected sale of the Midwest Pipelines in early 1999, Natural Gas Transmission also provides interstate transportation and storage services in the midwest states. See further discussion of the proposed sale of the Midwest Pipelines in the Liquidity and Capital Resources section of Management's Discussion and Analysis. The interstate natural gas transmission and storage operations are also subject to the rules and regulations of the FERC.

     Field Services gathers, processes, transports and markets natural gas and produces and markets natural gas liquids (NGL). Field Services operates gathering systems in ten states that serve major gas-producing regions in the Rocky Mountain, Permian Basin, Mid-Continent and Gulf Coast areas.

     Trading and Marketing markets natural gas, electricity and other energy-related products across North America. Duke Energy owns a 60% interest in Trading and Marketing's operations, with Mobil Corporation owning a 40% minority interest.

     Global Asset Development develops, owns and operates energy-related facilities worldwide. Global Asset Development conducts its operations primarily through Duke Energy Power Services, LLC (Duke Energy Power Services) and Duke Energy International, LLC (Duke Energy International).

     Other Energy Services provides engineering, consulting, construction and integrated energy solutions worldwide, primarily through Duke Engineering & Services, Inc. (Duke Engineering & Services), Duke/Fluor Daniel and DukeSolutions, Inc. (DukeSolutions).

     Real Estate Operations conducts its business through Crescent Resources, Inc., which develops high quality commercial and residential real estate projects and manages forest holdings in the southeastern United States.

     The 1997 merger of Duke Power Company (Duke Power) and PanEnergy Corp (PanEnergy) was accounted for as a pooling of interests; therefore, the Consolidated Financial Statements and other financial information included in this Annual Report for periods prior to the merger include the combined historical financial results of Duke Power and PanEnergy. (See Note 2 to the Consolidated Financial Statements.)

     Management's Discussion and Analysis should be read in conjunction with the Consolidated Financial Statements.


RESULTS OF OPERATIONS

     In 1998, earnings available for common stockholders increased 36.5% over 1997, to $1,231 million, or $3.41 per basic share, net of an extraordinary loss of $8 million, or $0.02 per basic share. The increase in earnings available for common stockholders was primarily due to increased electric sales and energy marketing activities, expansions and acquisitions, gains on sales of assets and the absence of 1997 non-recurring merger costs. These increases were partially offset by decreased NGL prices and increased interest expense and minority interests.

     Earnings available for common stockholders decreased 12.4% in 1997 compared to 1996, to $902 million or $2.51 per basic share in 1997 from $1,030 million or $2.85 per basic share in 1996. The decrease was due primarily to non-recurring 1997 merger costs, 1997 severance costs, premiums associated with the redemption and tender offer for ten issues of preferred stock and increased nuclear expenses. Partially offsetting the decrease were lower expenses in 1997 as compared to 1996, when major storms affected Electric Operations' distribution costs, and an extraordinary loss related to the early retirement of debt in 1996.

     Operating income for 1998 was $2,433 million compared to $1,970 million in 1997 and $2,159 million in 1996. Earnings before interest and taxes (EBIT) were $2,647 million, $2,108 million and $2,294 million for 1998, 1997 and 1996, respectively. Operating income and earnings before interest and taxes, excluding the effect of gains on asset sales of $34 million by Field Services in 1998, are affected by the same fluctuations for Duke Energy and each of its business segments. Earnings before interest and taxes by business segment are summarized below and are discussed by business segment thereafter.

Earnings Before Interest and Taxes by Business Segment



                                     Years Ended December 31,
                                   -----------------------------
                                      1998      1997      1996
                                   --------- --------- ---------
                                            In millions
Electric Operations ..............  $1,513    $1,282    $1,419
Natural Gas Transmission .........     702       624       595
Field Services ...................      76       157       152
Trading and Marketing ............     122        44        58
Global Asset Development .........      80         5        --
Other Energy Services ............      10        18        20
Real Estate Operations ...........     142        98        88
Other Operations .................       2      (120)      (38)
                                    ------    ------    ------
Consolidated EBIT ................  $2,647    $2,108    $2,294
                                    ======    ======    ======

     Other Operations primarily includes communication services, water services and certain unallocated corporate costs. Included in the amounts discussed below are intercompany transactions that are eliminated in the Consolidated Financial Statements.


Electric Operations



                                           Years Ended December 31,
                                         -----------------------------
                                            1998      1997      1996
                                         --------- --------- ---------
                                              Dollars in millions
 Operating Revenues .................... $4,626    $4,401    $4,498
 Operating Expenses ....................  3,228     3,221     3,195
                                         ------    ------    ------
 Operating Income ......................  1,398     1,180     1,303
 Other Income, Net of Expenses .........    115       102       116
                                         ------    ------    ------
 EBIT .................................. $1,513    $1,282    $1,419
                                         ======    ======    ======
 Volumes, Sales -- GWh (a) ............. 82,011    77,935    77,547

---------
(a) Gigawatt-hour

     In 1998, earnings before interest and taxes for Electric Operations increased 18.0% to $1,513 million from $1,282 million in 1997, primarily due to a 5.2% increase in gigawatt-hour sales. The increase in earnings before interest and taxes due to the absence of 1997 severance costs was substantially offset by 1998 severance and other costs related to the shut-down of Electric Operations' merchandising business.

     Sales to weather-sensitive customers increased significantly in 1998 compared to 1997, which was a mild weather year, with sales to residential and general service customers up 7.5% and 7.1%, respectively, primarily due to warmer spring and summer weather conditions. On July 21, 1998, Electric Operations customers set the third record demand of the summer, reaching a peak of 15,812 megawatts. Sales to industrial customers increased slightly in 1998 over 1997, with sales to textile customers relatively flat. The number of customers in the Electric Operations service territory increased 2.5% in 1998 over 1997 due to economic growth in the region.

     In 1997, earnings before interest and taxes for Electric Operations declined 9.7% as compared to 1996, primarily as a result of severance costs and increased nuclear outage expenses. Also contributing to the decrease were lower electric revenues, which were due primarily to mild weather and to the South Carolina rate reduction, which was effective June 1, 1996. Partially offsetting the decrease in earnings were lower expenses in 1997 as compared to 1996, when major storms affected distribution costs.

Natural Gas Transmission



                                            Years Ended December 31,
                                          -----------------------------
                                             1998      1997      1996
                                          --------- --------- ---------
                                               Dollars in millions
Operating Revenues ......................  $1,528    $1,572    $1,556
Operating Expenses ......................     864       964       973
                                           ------    ------    ------
Operating Income ........................     664       608       583
Other Income, Net of Expenses ...........      38        16        12
                                           ------    ------    ------
EBIT ....................................  $  702    $  624    $  595
                                           ======    ======    ======
Volumes, Throughput -- TBtu (a) .........   2,593     2,862     2,939

---------
(a) Trillion British thermal units

     Earnings before interest and taxes for Natural Gas Transmission increased $78 million in 1998 over 1997. Earnings before interest and taxes for Northeast Pipelines increased $56 million to $476 million in 1998 compared to 1997, primarily as a result of the favorable resolution of regulatory issues related to gas supply realignment costs, favorable state property tax rulings and increased market expansion projects. These increases were partially offset by a decrease in throughput primarily as a result of mild winter weather.

     In 1998, earnings before interest and taxes for Midwest Pipelines increased 10.8% compared to 1997, primarily due to a gain on the sale of the general partner interests in Northern Border Partners, L.P. and non-recurring 1997 litigation expenses. These increases were partially offset by the favorable resolution of certain regulatory matters in 1997, which was reflected as additional revenue and other income. See the Liquidity and Capital Resources -- Investing Cash Flows section of Management's Discussion and Analysis for a discussion of the expected sale of the Midwest Pipelines in early 1999. (See also Note 14 to the Consolidated Financial Statements.)

     Earnings before interest and taxes for Natural Gas Transmission increased 4.9% in 1997 over 1996, with increases in earnings at Northeast Pipelines and Midwest Pipelines of 5.3% and 4.0%, respectively. Earnings before interest and taxes for the Northeast Pipelines increased primarily due to market-expansion projects placed in service.

     For the Midwest Pipelines, earnings before interest and taxes increased primarily due to the favorable resolution of certain regulatory matters in 1997 in amounts in excess of those resolved in 1996, which was reflected as additional revenue and other income. This increase was partially offset by 1997 litigation expenses.


Field Services



                                                                   Years Ended December 31,
                                                            --------------------------------------
                                                                1998         1997         1996
                                                            ------------ ------------ ------------
                                                                     Dollars in millions
Operating Revenues ........................................   $  2,639     $  3,055     $  2,637
Operating Expenses ........................................      2,598        2,898        2,487
                                                              --------     --------     --------
Operating Income ..........................................         41          157          150
Other Income, Net of Expenses .............................         35           --            2
                                                              --------     --------     --------
EBIT ......................................................   $     76     $    157     $    152
                                                              ========     ========     ========
Volumes
Natural Gas Gathered and Processed/Transported, TBtu/d (a)          3.6          3.4          2.9
Natural Gas Marketed, TBtu/d ..............................         0.4          0.4          0.5
NGL Production, MBbl/d (b) ................................       110.2        108.2         78.5

---------
(a) Trillion British thermal units per day

(b) Thousand barrels per day

     In 1998, earnings before interest and taxes for Field Services decreased $81 million compared to 1997, primarily due to a decrease in average NGL prices of approximately $0.09 per gallon, or 25.7%. The decrease in earnings before interest and taxes was partially offset by $34 million of gains on sales of assets which are included in other income.

     Earnings before interest and taxes for Field Services increased 3.3% in 1997 over 1996, primarily due to higher volumes as a result of acquisitions in 1996. Natural gas gathered and processed volumes increased 17.2%, and NGL production increased 37.8% in 1997 compared to 1996. Partially offsetting these increases were lower NGL prices of approximately $0.04 per gallon, or 8%, and higher natural gas prices.


Trading and Marketing



                                              Years Ended December 31,
                                         -----------------------------------
                                             1998        1997        1996
                                         ----------- ----------- -----------
                                                 Dollars in millions
 Operating Revenues .................... $8,785      $7,489     $3,814
 Operating Expenses ....................  8,665       7,446      3,758
                                         ------      ------      ------
 Operating Income ......................    120          43         56
 Other Income, Net of Expenses .........      2           1          2
                                         ------      ------      ------
 EBIT .................................. $  122      $   44      $  58
                                         ======      ======      ======
 Volumes
 Natural Gas Marketed, TBtu/d ..........    8.0         6.9        5.5
 Electricity Marketed, GWh ............. 98,991      64,650      4,229

     In 1998, earnings before interest and taxes for Trading and Marketing increased $78 million over 1997. The increase resulted primarily from increased financial trading margins and electricity margins, partially offset by increased expenses due to business growth. Electricity volumes marketed increased primarily as a result of acquiring the remaining 50% ownership interest in the Duke/Louis Dreyfus, L.L.C. (D/LD) joint venture in June 1997.

     Earnings before interest and taxes for Trading and Marketing decreased $14 million in 1997 compared to 1996. The acquisition of the remaining 50% ownership interest in the D/LD joint venture in 1997, coupled with a full year of operations of the joint venture with Mobil Corporation formed in August 1996, accounted for the significant increases in Trading and Marketing revenues, related operating expenses (including increased purchased power expense) and volumes in 1997 over 1996. Increased natural gas volumes marketed of 25.5% in 1997, in addition to increased natural gas margins from trading activities, were largely offset by the emerging electric power trading and marketing activities. Higher operating expenses, due primarily to increased personnel levels and system development costs to provide the necessary infrastructure for growth in the trading and marketing business, resulted in a decrease in earnings before interest and taxes in 1997 as compared to 1996.


Global Asset Development



                                           Years Ended December 31,
                                        -------------------------------
                                          1998       1997       1996
                                        -------- ----------- ----------
                                                  In millions
Operating Revenues ....................  $ 319     $ 123       $ 72
Operating Expenses ....................    261       129         73
                                         -----     -----       ----
Operating Income ......................     58        (6)        (1)
Other Income, Net of Expenses .........     22        11          1
                                         -----     -----      -----
EBIT ..................................  $  80      $  5       $ --
                                         =====     =====      =====

     In 1998, earnings before interest and taxes for Global Asset Development increased $75 million over 1997. The increase results primarily from business expansion and acquisitions, including Duke Energy Power Services' July 1, 1998 acquisition of three electric generating stations in California from Pacific Gas & Electric Company (PG&E) and December 1997 acquisition of an indirect 32.5% ownership interest in American Ref-Fuel Company. Duke Energy International also contributed to the increase in earnings before interest and taxes in 1998 compared to 1997 through an expansion to the PT Puncakjaya power generation facility in Indonesia. This increase was partially offset by decreased earnings resulting from lower prices at National Methanol, a methanol and MTBE (methyl tertiary butyl ether) plant in Saudi Arabia.

     In 1997, earnings before interest and taxes increased slightly compared to 1996, due primarily to business expansion and acquisitions, including the December 1997 acquisition of an ownership interest in American Ref-Fuel Company, and a gain on the sale of an investment. These increases were partially offset by increased expenses due to business growth.

Other Energy Services



                                          Years Ended December 31,
                                        -----------------------------
                                          1998       1997      1996
                                        -------- ----------- --------
                                                 In millions
Operating Revenues ....................  $ 521     $ 376      $ 204
Operating Expenses ....................    511       353        184
                                         -----     -----      -----
Operating Income ......................     10        23         20
Other Income, Net of Expenses .........     --        (5)        --
                                         -----     -----      -----
EBIT ..................................  $  10     $  18      $  20
                                         =====     =====      =====

     In 1998, earnings before interest and taxes for Other Energy Services decreased $8 million compared to 1997, primarily due to decreased earnings of Duke Engineering & Services. Earnings before interest and taxes for Other Energy Services decreased $2 million in 1997 compared to 1996, primarily as a result of start-up expenses of DukeSolutions partially offset by increased earnings of Duke Engineering & Services due to growth.


Real Estate Operations



                                         Years Ended December 31,
                                        --------------------------
                                          1998     1997     1996
                                        -------- -------- --------
                                               In millions
Operating Revenues ....................  $ 181    $ 124    $ 114
Operating Expenses ....................     39       26       26
                                         -----    -----    -----
Operating Income ......................    142       98       88
Other Income, Net of Expenses .........     --       --       --
                                         -----    -----    -----
EBIT ..................................  $ 142    $  98    $  88
                                         =====    =====    =====

     In 1998, earnings before interest and taxes for Real Estate Operations increased 44.9% compared to 1997, primarily as a result of increased project and lake lot sales and a gain on land sales in the Jocassee Gorges region of South Carolina. Earnings before interest and taxes for Real Estate Operations increased 11.4% in 1997 over 1996, primarily due to gains associated with bulk land sales in 1997.


Other Operations

     Earnings before interest and taxes for Other Operations increased in 1998 compared to 1997, primarily as a result of the absence of $71 million of non-recurring 1997 merger-related costs and the favorable resolution of certain contingent items in 1998. The increase in earnings before interest and taxes was partially offset by a 1997 gain on the sale of the ownership interest in the Midland Cogeneration Venture.

     Earnings before interest and taxes for Other Operations declined $82 million in 1997 compared to 1996. Contributing to the decrease were increased merger-related expenses of $57 million in 1997 compared to 1996 and the 1997 amortization of goodwill associated with the purchase of the remaining 50% ownership interest in the D/LD joint venture. This decline was partially offset by the sale of the ownership interest in the Midland Cogeneration Venture in 1997.


Other Impacts on Earnings Available for Common Stockholders

     Interest expense increased 8.9% in 1998 over 1997 due to higher average debt balances outstanding. In 1997, interest expense decreased $27 million, or 5.4%, as compared to 1996 as a result of lower interest rates.

     In 1998, minority interests increased $73 million compared to 1997. This increase includes 1998 dividends for trust preferred securities, of which $350 million were issued in December 1997 and $600 million were issued in 1998. See further discussion of the 1998 issuances of trust preferred securities in the Liquidity and Capital Resources section of Management's Discussion and Analysis. Excluding these dividends, minority interests relate primarily to the trading and marketing joint venture with Mobil Corporation formed in August 1996.

     In January 1998, TEPPCO Partners, L.P., in which a subsidiary of Duke Energy has a 2% general partner interest and a 19.1% limited partner interest, redeemed certain First Mortgage Notes. A non-cash extraordinary loss of $8 million, net of income tax of $5 million, was recorded related to costs of the early retirement of that debt.

     On October 1, 1996, a subsidiary of Duke Energy redeemed its $150 million, 10% debentures and its $100 million, 10 1/8% debentures, both due 2011. A non-cash extraordinary loss of $17 million, net of income tax of $10 million, was recorded related to the unamortized discount on this early retirement of debt.

     In December 1997, Duke Energy redeemed four issues of preferred stock and commenced a tender offer to purchase a portion of an additional six issues of preferred stock. Premiums related to these redemptions were included in the Consolidated Statements of Income in 1997 as Dividends and Premiums on Redemptions of Preferred and Preference Stock.


LIQUIDITY AND CAPITAL RESOURCES

     Operating Cash Flows. Assets and liabilities recorded in the Consolidated Balance Sheets related to purchased capacity levelization and natural gas transition cost recoveries and the related cash flow impacts are affected by state and federal regulatory initiatives and specific agreements. For more information on the purchased capacity levelization and the natural gas transition cost recoveries, see Notes 5 and 4, respectively, to the Consolidated Financial Statements.

     On August 29, 1998, the FERC approved a settlement from Texas Eastern Transmission Corporation (TETCO), a subsidiary of Duke Energy, which will accelerate recovery of natural gas transition costs and reduce depreciation expense to more appropriately reflect the estimated useful lives of its facilities, principally interstate natural gas pipelines. The order was effective October 1, 1998 and includes a rate moratorium until 2004. Cash flows from operations are not expected to change for the first two years after implementation due to the offsetting effect on customer rates of the reduced depreciation expense and increased recovery of natural gas transition costs. When the natural gas transition costs are fully recovered, cash flows from operations are expected to decrease during 2001 through 2003 by an estimated total of $270 million. For more information concerning the settlement, see Note 4 to the Consolidated Financial Statements.

     Investing Cash Flows. Capital and investment expenditures were approximately $2.5 billion in 1998 compared to approximately $2.0 billion in 1997. This increase was primarily due to business expansion by Global Asset Development, which included Duke Energy Power Services' $501 million purchase of three electric generating stations in California from PG&E and the completion of the first phase of Bridgeport Energy, a $265 million, 520-megawatt combined cycle natural gas-fired merchant generation plant. Business expansion for Natural Gas Transmission and Field Services also contributed to the increase in capital and investment expenditures. The increase was partially offset by decreased expenditures for Electric Operations, primarily as a result of steam generator replacements at certain of its nuclear plants in 1997, and by the acquisition of the remaining 50% ownership of the D/LD joint venture in June 1997.

     Capital and investment expenditures in 1997 included the acquisition of the remaining 50% ownership interest in the D/LD joint venture for $247 million, which substantially represented goodwill, and Global Asset Development's acquisition of an ownership interest in American Ref-Fuel Company for $237 million. The increase in capital and investment expenditures in 1997 over 1996 also included increased Electric Operations construction costs, primarily due to steam generator replacements at certain of its nuclear plants and increased distribution line construction, and business expansion for the Natural Gas Transmission segment. These increases were partially offset by the 1996 acquisition of certain assets from Mobil Corporation.

     Duke Energy plans to maintain its regulated electric operations facilities in the Carolinas and pursue business expansion as opportunities arise. Projected 1999 capital and investment expenditures for Electric Operations, including allowance for funds used during construction, are approximately $900 million. These projections include expenditures for existing plants, including refurbishment and upgrades related to the Oconee Nuclear Station's application for a 20-year renewal of its operating license. The license renewal process could take three to five years to complete. All projections are subject to periodic review and revisions. Actual expenditures incurred may vary from such estimates due to various factors, including industry restructuring, weather, economic growth, regulatory constraints and environmental regulation.

     Projected 1999 capital and investment expenditures for Natural Gas Transmission, including allowance for funds used during construction, are approximately $400 million which do not include projections related to the Midwest Pipelines which are expected to be sold in early 1999. These projections include the completion of the Maritimes & Northeast Pipeline project, which will deliver natural gas to markets in the Canadian Maritimes provinces and the northeastern United States from a supply basin offshore Nova Scotia. These projections also include other market expansion projects and costs relating to existing assets.

     Duke Energy plans to continue to significantly grow several of its business segments: Field Services, Global Asset Development, Trading and Marketing and Other Energy Services. Expansion opportunities for Field Services include the planned $1.35 billion acquisition of the natural gas gathering, processing, fractionation and NGL pipeline business of Union

Pacific Resources along with its natural gas and NGL marketing activities. The transaction is expected to close in the first half of 1999 and is contingent upon completion of due diligence and receipt of clearances under the Hart-Scott-Rodino Act.

     Expansion opportunities for Global Asset Development's international division, Duke Energy International, include the $315 million purchase of power generation and transmission assets in western Australia and New Zealand, including an ownership interest in a pipeline in western Australia. This acquisition also includes a development proposal for a cogeneration plant and a portfolio of international and Australian-based projects. This transaction closed on January 22, 1999.

     Also, Duke Energy International recently purchased the rights to develop and operate the 500-mile Eastern Gas Pipeline project in eastern Australia. Construction of this $270 million pipeline project is scheduled to begin in July 1999 and completion is expected by the middle of 2000.

     Expansion opportunities for Global Asset Development's domestic division, Duke Energy Power Services, include the continuation of greenfield projects, such as the Bridgeport Energy project and the Maine Independence Station, a 520-megawatt combined cycle natural gas-fired merchant generation plant in Maine which is scheduled to begin producing power in the summer of 2000. Other expansion opportunities include the Hidalgo project, a 510-megawatt power plant to be built in south Texas, which is targeted to begin producing power in mid-2000. Other similar initiatives in 1999 for both Duke Energy International and Duke Energy Power Services will likely require significant capital and investment expenditures, which will be subject to periodic review and revision and may vary significantly depending on the value-added opportunities presented.

     Projected 1999 capital and investment expenditures for Trading and Marketing, Other Energy Services and Real Estate Operations are approximately $30 million, $90 million and $300 million, respectively. All projected capital and investment expenditures are subject to periodic review and revision and may vary significantly depending on acquisition opportunities, market volatility, economic trends and the value-added opportunities presented.

     In October 1998, Duke Energy, through its wholly owned subsidiaries, PanEnergy and Texas Eastern Corporation, entered into an agreement to sell Panhandle Eastern Pipe Line Company (PEPL), Trunkline Gas Company (Trunkline) and additional storage related to those systems, which substantially comprise the Midwest Pipelines, along with Trunkline LNG Company, to CMS Energy Corporation. The sales price of $2.2 billion involves cash proceeds of $1.9 billion and the assumption of existing PEPL debt of approximately $300 million. The sale is expected to close in early 1999 and will result in an after-tax gain of approximately $700 million. The sale is contingent upon receipt of clearances under the Hart-Scott-Rodino Act.

     Financing Cash Flows. Duke Energy's consolidated capital structure at December 31, 1998, including short-term debt, was 43.3% debt, 5.5% trust preferred securities, 2.0% preferred stock and 49.2% common equity. Fixed charges coverage, calculated using the Securities and Exchange Commission method, was 4.7 times, 4.1 times and 4.3 times for 1998, 1997 and 1996, respectively.

     Duke Energy plans to continue to significantly grow several of its business segments: Field Services, Trading and Marketing, Global Asset Development and Other Energy Services. These growth opportunities, along with dividends, debt repayments and operating and investing requirements, are expected to be funded by cash from operations, external debt financing and the proceeds from the sale of the Midwest Pipelines.


       Securities Ratings



Duke Energy Corporation                 S&P   Moody's   Fitch   Duff & Phelps
  First and Refunding Mortgage Bonds    AA-     Aa3      AA-         AA
  Senior Unsecured                       A       A1       A+         AA-
  Preferred Stock                        A       a1       A+         A+
  Trust Preferred Securities             A       a1       A+         A+
  Commercial Paper                      A-1     P-1      F-1+       D-1+

     To maintain financial flexibility and reduce the amount of financing needed for growth opportunities, Duke Energy's Board of Directors adopted a dividend policy in June 1998 that targets 50% of earnings paid out in dividends on common stock. Prior to the adoption of the policy, approximately 65% of earnings were paid out in dividends. The Board of Directors intends to maintain dividends at the current quarterly rate of $0.55 per share until the target payout ratio is reached.

     In February 1998, Duke Energy completed its tender offer for a maximum of 50% of the outstanding shares of six of its preferred stock issues, purchasing two million shares of its preferred stock for $180 million.

     Duke Capital Corporation (Duke Capital) is a wholly owned subsidiary of Duke Energy and serves as the parent for Duke Energy's business segments except Electric Operations and certain other operations. In July 1998, Duke Capital issued $400 million of Senior Unsecured Notes. Also, during 1998, Duke Capital's business trusts, which are treated as indirect wholly owned subsidiaries of Duke Energy for financial reporting purposes, issued $600 million of trust preferred securities. (See Note 12 to the Consolidated Financial Statements.)

     In December 1998, Duke Energy issued $300 million of Senior Unsecured Notes. The proceeds, along with $200 million in commercial paper, were used to redeem $500 million of First and Refunding Mortgage Bonds, which were called on December 31, 1998. In January 1999, Duke Energy issued $200 million of Senior Notes.

     Under its commercial paper facilities, Duke Energy had the ability to borrow up to $2.8 billion and $2.5 billion as of December 31, 1998 and 1997, respectively. At December 31, 1998, the commercial paper facilities consisted of $1.25 billion for Duke Energy and $1.55 billion for Duke Capital. At December 31, 1997, the commercial paper facilities consisted of $1.25 billion each for Duke Energy and Duke Capital. At December 31, 1998 and 1997, Duke Energy's various bank credit facilities totaled approximately $2.9 billion and $2.7 billion, respectively. At December 31, 1998, $1.9 billion was outstanding under the commercial paper facilities and $100 million was outstanding under the bank credit facilities.

     As of December 31, 1998, Duke Energy and its subsidiaries, excluding PEPL, had authority to issue up to $1.2 billion aggregate principal amount of debt and other securities under shelf registrations filed with the Securities and Exchange Commission. Such securities may be issued as First and Refunding Mortgage Bonds, Senior Notes, Subordinated Notes or Preferred Stock. On January 27, 1999, Duke Capital filed a $1 billion shelf registration statement, which was declared effective by the Securities and Exchange Commission on February 10, 1999.

     Duke Energy used authorized but unissued shares of its common stock to meet 1998 employee benefit plan contribution requirements instead of purchasing shares on the open market. This practice is expected to be continued in 1999.


QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     Risk Policies. Duke Energy is exposed to market risks associated with commodity prices, interest rates, equity prices and foreign exchange rates. Comprehensive risk management policies have been established by the Corporate Risk Management Committee (CRMC) to monitor and control these market risks. The CRMC is chaired by the Chief Financial Officer and primarily comprises senior executives. The CRMC has responsibility for overseeing all corporate energy risk management and recommending energy financial exposure limits, as well as responsibility for oversight of interest rate risk, foreign currency risk and credit risk.

     Interest Rate Risk. Duke Energy is exposed to risk resulting from changes in interest rates as a result of its issuance of variable-rate debt, fixed-rate debt and trust preferred securities, commercial paper and auction market preferred stock, as well as fixed-to-floating interest rate swaps and interest rate lock agreements. Duke Energy manages its interest rate exposure by limiting its variable-rate and fixed-rate exposure to a certain percentage of total capitalization, as set by policy, and by monitoring the effects of market changes in interest rates. (See Notes 1, 7, 10, 12 and 13 to the Consolidated Financial Statements.)

     If market interest rates average 1% higher (lower) in 1999 than in 1998, interest expense would increase (decrease), and earnings before income taxes would decrease (increase) by approximately $23 million. Comparatively, had interest rates averaged 1% higher (lower) in 1998 than in 1997, interest expense would have increased (decreased), and earnings before income taxes would have decreased (increased) by approximately $24 million. These amounts were determined by considering the impact of the hypothetical interest rates on the variable-rate securities outstanding as of December 31, 1998 and 1997. In the event of a significant change in interest rates, management would likely take actions to manage its exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analysis assumes no changes in Duke Energy's financial structure.

     Commodity Price Risk. Duke Energy, substantially through its subsidiaries, is exposed to the impact of market fluctuations in the price and transportation costs of natural gas, electricity and petroleum products marketed. Duke Energy employs established policies and procedures to manage its risks associated with these market fluctuations using various commodity derivatives, including futures, swaps and options. (See Notes 1 and 7 to the Consolidated Financial Statements.) The risk in the commodity trading portfolio is measured on a daily basis utilizing a Value-at-Risk model to determine the maximum potential one-day favorable or unfavorable Daily Earnings at Risk (DER). The DER is monitored in comparison to established thresholds. Other measures are also utilized to monitor the risk in the commodity trading portfolio on a monthly and annual basis.

     The DER computations are based on a historical simulation, which utilizes price movements over a specified period to simulate forward price curves in the energy markets to estimate the favorable or unfavorable impact of one-day's price movement on the existing portfolio. The historical simulation emphasizes the most recent market activity, which is considered the most relevant predictor of future market movements for natural gas, electricity and petroleum products. The DER computations utilize several key assumptions, including a 95% confidence level for the resultant price movement and the holding period specified for the calculation. Duke Energy's calculation includes commodity derivative instruments and forwards held for trading purposes and excludes the effects of embedded physical options in the trading portfolio. At December 31, 1998 and 1997, the estimated potential one-day favorable or unfavorable impact on earnings before income taxes related to commodity instruments held for trading purposes was approximately $10 million and $2 million, respectively. During 1998, the average estimated potential one-day favorable or unfavorable impact on earnings before income taxes related to commodity instruments held for trading purposes was approximately $5 million. The increase in 1998 compared to 1997 is a result of an increase in the authorized energy financial exposure limit, which was approved by the CRMC. Changes in markets inconsistent with historical trends could cause actual results to exceed predicted limits. Market risks associated with commodity derivatives held for purposes other than trading were not material at December 31, 1998 and 1997.

     Subsidiaries of Duke Energy are also exposed to market fluctuations in the prices of NGLs related to their ongoing gathering and processing operating activities. Duke Energy closely monitors the risks associated with NGL price changes on its future operations, and where appropriate, uses crude oil and natural gas commodity instruments to hedge NGL prices. If NGL prices averaged one cent per gallon less in 1998, earnings before income taxes would have decreased by approximately $8 million. Duke Energy generally does not maintain a material inventory of NGLs or actively trade commodity derivatives related to NGLs.

     Equity Price Risk. Duke Energy maintains trust funds, as required by the Nuclear Regulatory Commission, to fund certain costs of nuclear decommissioning. (See Note 11 to the Consolidated Financial Statements.) As of December 31, 1998 and 1997, these funds were invested primarily in domestic and international equity securities, fixed-rate, fixed-income securities and cash and cash equivalents. Management believes that its exposure to fluctuations in equity prices or interest rates will not affect consolidated results of operations. See further discussion in the Current Issues, Nuclear Decommissioning Costs section of Management's Discussion and Analysis.

     Foreign Operations Risk. Duke Energy is exposed to foreign currency risk, sovereign risk and other foreign operations risks arising from equity investments in international affiliates and businesses owned and operated in foreign countries. At December 31, 1998 Duke Energy had more than $100 million invested in Australia. Investments in other foreign countries were not material at December 31, 1998 or 1997. In order to mitigate risks associated with foreign currency fluctuations, the majority of contracts entered into by Duke Energy or its affiliates are denominated in or indexed to the U.S. dollar or may be hedged through issuance of debt denominated in the foreign currency. Duke Energy also uses foreign currency swaps, where appropriate, to manage its risk related to foreign currency fluctuations. Other exposures to foreign currency risk, sovereign risk or other foreign operations risk are periodically reviewed by management and were not material to consolidated results of operations or financial position during 1998 or 1997.


CURRENT ISSUES

     Operations Outlook. Duke Energy's business strategy is to develop regional centers of energy assets involving gas, electric generation and marketing in the United States and internationally. In the United States, Duke Energy is aggressively investing in new pipelines and power plants in the Northeast, Gulf Coast and West. Internationally, Duke Energy is focusing on opportunities in Asia Pacific, South America and Europe.

     Electric Operations is expected to grow moderately, consistent with historical trends. Expansion will primarily result from continued economic growth in its service territory. In 1997, as a result of the merger with PanEnergy, Duke Energy signed various agreements with the NCUC, PSCSC and the FERC capping base rates to retail and wholesale electric customers at existing levels through 2000. In addition, Duke Energy signed agreements with the other joint owners of the Catawba Nuclear Station providing for a cap on certain rates charged under interconnection agreements. In response to these rate agreements and competitive pressures, Electric Operations continues to strive to maintain low costs and competitive rates for its customers and to provide high quality customer service. Duke Energy does not expect a negative impact as a result of such agreements on its results of operations or financial position. (See further discussion in the Electric Competition section below.)

     The Northeast Pipelines are an essential part of Natural Gas Transmission's strategy to advance projects that provide expanded services to meet the specific needs of customers. The proposed sale of the Midwest Pipelines allows Natural Gas Transmission to focus on regions, such as the northeastern U.S., with increasing demand for gas. Northeast pipeline projects will provide transportation from new supplies in both eastern and western Canada in addition to traditional domestic supply basins.

     Duke Energy plans to significantly grow several of its business segments:
Field Services, Trading and Marketing, Global Asset Development and Other Energy Services. Deregulation of energy markets in the United States and abroad is providing substantial opportunities for these segments to capitalize on their broad capabilities. Field Services will expand through the purchase of the natural gas gathering, processing, fractionation and NGL pipeline business from Union Pacific Resources along with its natural gas and NGL marketing activities.

     Global Asset Development expects to continue strong growth through acquisitions, construction of greenfield projects and expansion of existing facilities as value-added opportunities present themselves. Duke Energy's combination of assets and capabilities that span the energy value chain have contributed to Global Asset Development's successful combination of natural gas pipeline capabilities, power generation, energy marketing and other services. This demonstrated domestic strategy is now being deployed internationally in the Asia Pacific area and in South America. Other Energy Services seeks to grow with types of services including comprehensive energy efficiencies in food, textile and government facilities.

     The strong real estate market in the Southeast continues to present substantial growth opportunities for Real Estate Operations. In 1998, Real Estate Operations initiated development of significant office and industrial facilities in each of its established markets to capitalize on market conditions.

     While the proposed sale of the Midwest Pipelines will provide an opportunity to deploy capital into areas of higher growth, Duke Energy expects to experience some near-term earnings pressure as a result of the sale. Duke Energy believes that its strategy of developing regional centers of energy assets will return long-term growth and increase shareholder value. Duke Energy continues to target long-term annual growth in earnings per share of eight to ten percent.

     Electric Competition. Wholesale Competition. The Energy Policy Act of 1992 (EPACT) and the FERC's subsequent rulemaking activities have established the regulatory framework to open the wholesale energy market to competition. EPACT amended provisions of the Public Utility Holding Company Act of 1935 and the Federal Power Act to remove certain barriers to a competitive wholesale market. EPACT permits utilities to participate in the development of independent electric generating plants for sales to wholesale customers, and also permits the FERC to order transmission access for third parties to transmission facilities owned by another entity. It does not, however, permit the FERC to issue an order requiring transmission access to retail customers. The FERC, responsible in large measure for implementation of the EPACT, has moved vigorously to implement its mandate, interpreting the statute broadly and issuing orders for third-party transmission service and a number of rules of general applicability, including Orders 888 and 889.

     Open-access transmission for wholesale customers as defined by the FERC's final rules provides energy suppliers, including Duke Energy, with opportunities to sell and deliver capacity and energy at market-based prices. Duke Energy and several of its non-regulated subsidiaries were granted authority by the FERC to act as power marketers in 1995. In 1998, an additional non-regulated subsidiary was granted power marketer authority. Electric Operations obtained from the FERC open-access rule the rights to sell capacity and energy at market-based rates from its own assets. Open access provides another supply option through which Electric Operations can purchase at attractive rates a portion of capacity and energy requirements resulting in lower overall costs to customers. Open access also provides Electric Operations' existing wholesale customers with competitive opportunities to seek other suppliers for their capacity and energy requirements.

     Wholesale sales represented approximately 11.3% of total gigawatt-hour sales for Electric Operations in 1998. Supplemental power sales to the other joint owners of Catawba Nuclear Station comprised the majority of wholesale sales. Such supplemental power sales will continue to decline in 1999 as the joint owners retain more capacity and energy from Catawba Nuclear Station or purchase from a third party. (See Note 5 to the Consolidated Financial Statements.)

     Retail Competition. Currently, Electric Operations operates as a vertically integrated, investor-owned utility with exclusive rights to supply electricity in a franchised service territory -- a 20,000-square-mile service territory in the Carolinas. In its retail business, the NCUC and the PSCSC regulate Electric Operations' service and rates.

     Electric industry restructuring is being addressed in all 50 states and in the District of Columbia which is resulting in changes in the industry. These changes will likely impact all entities owning electric generating assets. The NCUC and the PSCSC are studying the merits of restructuring the electric utility industry in the Carolinas. Although the North Carolina and South Carolina legislatures have not made a final decision on this matter, initiatives are underway to determine whether it is in the best interests of all parties to deregulate the electric industry.

     In May 1997, North Carolina passed a bill that established a study commission to examine whether competition should be implemented in the state. The commission's report to the state General Assembly is expected to be completed by early 2000. Duke Energy is a member of the study commission along with other utility representatives, legislators, customers and a member of an environmental group.

     On February 3, 1998, the PSCSC presented its report to the South Carolina House of Representatives on how to deregulate the electric industry. The report leaves the final decisions to the General Assembly of South Carolina. The Public Utility Subcommittee of the House of Representatives Committee on Labor, Commerce and Industry has been conducting hearings regarding electric industry restructuring during the past year.

     Late in 1998, a task force was formed by the South Carolina Senate to examine issues related to deregulation of the state's electric utility business. This task force will prepare a report for review, discussion and possible legislative action by the Senate Judiciary Committee and the General Assembly as a whole.

     Currently, the electric utility industry is predominantly regulated on a basis designed to recover the cost of providing electric power to customers. If cost-based regulation were to be discontinued in the industry for any reason, including competitive pressure on the cost-based prices of electricity, profits could be reduced and electric utilities might be required to reduce their asset balances to reflect a market basis less than cost. Discontinuance of cost-based regulation would also require affected utilities to write off their associated regulatory assets. Duke Energy's regulatory assets are included in the Consolidated Balance Sheets. The portion of these regulatory assets related to Electric Operations is approximately $1.5 billion, including primarily purchased capacity costs, debt expense and deferred taxes related to regulatory assets. Currently, Duke Energy is recovering substantially all of these regulatory assets through its wholesale and retail electric rates and would attempt to continue to recover these assets during a transition to competition. In addition, Duke Energy would seek to recover the costs of its electric generating facilities in excess of the market price of power at the time of transition.

     Duke Energy supports a properly managed and orderly transition to competitive generation and retail services in the electric industry. However, transforming the current regulated industry into efficient, competitive generation and retail electric markets is a complex undertaking, which will require a carefully considered transition to a restructured electric industry. The key to effective retail competition is fairness among customers, service providers and investors. Duke Energy intends to work with customers, legislators and regulators to address all the important issues. Management cannot predict the potential impact, if any, of these competitive forces on future consolidated results of operations or financial position.

     Natural Gas Competition. Wholesale Competition. On July 29, 1998, the FERC issued a Notice of Proposed Rulemaking (NOPR) on short-term natural gas transportation services, which proposed an integrated package of revisions to its regulations governing interstate natural gas pipelines. "Short term" has been defined in the NOPR as all transactions of less than one year. Under the proposed approach, cost-based regulation would be eliminated for short-term transportation and replaced by regulatory policies intended to maximize competition in the short-term transportation market, mitigate the ability of companies to exercise residual monopoly power and provide opportunities for greater flexibility providing pipeline services. The proposed changes include initiatives to revise pipeline scheduling procedures, receipt and delivery point policies and penalty policies, and require pipelines to auction short-term capacity. Other proposed changes would improve the FERC's reporting requirements, permit pipelines to negotiate rates and terms of services, and revise certain rate and certificate policies that affect competition.

     In conjunction with the NOPR, the FERC also issued a Notice of Inquiry
(NOI) on its pricing policies in the existing long-term market and pricing policies for new capacity. The FERC seeks comments on whether its policies are biased toward either short-term or long-term service, provide accurate price signals and the right incentives for pipelines to provide optimal transportation services and construct facilities that meet future demand and do not result in over building and excess capacity. Comments on the NOPR and NOI are due in April, 1999.

     Because these notices are at a very early stage and ultimate resolution is unknown, management cannot estimate the effects of these matters on future consolidated results of operations or financial position.

     Retail Competition. Duke Energy currently does not provide retail natural gas service, but changes in regulation to allow retail competition could affect Duke Energy's natural gas transportation contracts with local distribution companies.

Natural gas retail deregulation is in the very early stages of development and management cannot estimate the effects of this matter on future consolidated results of operations or financial position.

     Nuclear Decommissioning Costs. Duke Energy's estimated site-specific nuclear decommissioning costs total approximately $1.3 billion stated in 1994 dollars based on decommissioning studies completed in 1994. This estimate includes the cost of decommissioning plant components not subject to radioactive contamination. Duke Energy contributes to an external decommissioning trust fund and maintains an internal reserve to fund these costs.

     The balance of the external funds as of December 31, 1998 and 1997, was $580 million and $471 million, respectively. The balance of the internal reserve as of December 31, 1998 and 1997, was $217 million and $211 million, respectively, and is reflected in the Consolidated Balance Sheets as Accumulated Depreciation and Amortization.

     Both the NCUC and the PSCSC have granted Duke Energy recovery of estimated decommissioning costs through retail rates over the expected remaining service periods of its nuclear plants. Management believes that funding of the decommissioning costs will not have a material adverse effect on consolidated results of operations or financial position. (See Note 11 to the Consolidated Financial Statements.)

     As of December 31, 1998 and 1997, the external decommissioning trust fund was invested primarily in domestic and international equity securities, fixed-rate, fixed-income securities and cash and cash equivalents. Maintaining a portfolio that includes long-term equity investments maximizes the returns to be utilized to fund nuclear decommissioning, which in the long-term will better correlate to inflationary increases in decommissioning costs. However, the equity securities included in Duke Energy's portfolio are exposed to price fluctuations in equity markets, and the fixed-rate, fixed-income securities are exposed to changes in interest rates.

     Duke Energy actively monitors its portfolio by benchmarking the performance of its investments against certain indexes and by maintaining, and periodically reviewing, established target allocation percentages of the assets in its trusts. Because the accounting for nuclear decommissioning recognizes that costs are recovered through the Electric Operations segment's rates, fluctuations in equity prices or interest rates do not affect consolidated results of operations.

     Environmental. Duke Energy is subject to international, federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters.

     Manufactured Gas Plants and Superfund Sites. Duke Energy was an operator of manufactured gas plants until the early 1950s and has entered into a cooperative effort with the State of North Carolina and other owners of certain former manufactured gas plant sites to investigate and, where necessary, remediate these contaminated sites. The State of South Carolina has expressed interest in entering into a similar arrangement. Duke Energy is considered by regulators to be a potentially responsible party and may be subject to future liability at seven federal Superfund sites and three state Superfund sites. While the cost of remediation of the remaining sites may be substantial, Duke Energy will share in any liability associated with remediation of contamination at such sites with other potentially responsible parties. Management believes that resolution of these matters will not have a material adverse effect on consolidated results of operations or financial position.

     PCB (Polychlorinated Biphenyl) Assessment and Clean-up Programs. TETCO, a wholly owned subsidiary of Duke Energy, is currently conducting PCB assessment and clean-up programs at certain of its compressor station sites under conditions stipulated by a U.S. Consent Decree. The programs include on- and off-site assessment, installation of on-site source control equipment and groundwater monitoring wells, and on- and off-site clean-up work. TETCO completed the soil clean-up programs during 1998, subject to regulatory approval. Groundwater monitoring activities will continue at several sites beyond 1999.

     In 1987, the Commonwealth of Kentucky instituted a suit in state court against TETCO, alleging improper disposal of PCBs at TETCO's three compressor station sites in Kentucky. This suit is still pending. In 1996, TETCO completed clean-up of these sites under the U.S. Consent Decree.

     Duke Energy has also identified environmental contamination at certain sites on the PEPL and Trunkline systems and has undertaken clean-up programs at these sites. The contamination resulted from the past use of lubricants containing PCBs and the prior use of wastewater collection facilities and other on-site disposal areas. Soil and sediment testing, to date, has detected no significant off-site contamination. Duke Energy has communicated with the Environmental Protection Agency (EPA) and appropriate state regulatory agencies on these matters. Under the terms of the agreement with CMS Energy Corporation, Duke Energy is obligated to complete the PEPL and Trunkline clean-up programs at certain agreed-upon sites. These clean-up programs are expected to continue until 2001.

     At December 31, 1998 and 1997, remaining estimated clean-up costs on the TETCO, PEPL and Trunkline systems were accrued and included in the Consolidated Balance Sheets as Environmental Clean-up Liabilities. These cost estimates represent gross clean-up costs expected to be incurred, have not been discounted or reduced by customer recoveries and generally do not include fines, penalties or third-party claims. Costs expected to be recovered from customers have been deferred and are included in the Consolidated Balance Sheets as Environmental Clean-up Costs.

     The federal and state clean-up programs are not expected to interrupt or diminish Duke Energy's ability to deliver natural gas to customers. Based on Duke Energy's experience to date and costs incurred for clean-up operations, management believes the resolution of matters relating to the environmental issues discussed above will not have a material adverse effect on consolidated results of operations or financial position.

     Air Quality Control. The Clean Air Act Amendments of 1990 require a two-phase reduction by electric utilities in aggregate annual emissions of sulfur dioxide and nitrogen oxide by 2000. Duke Energy currently meets all requirements of Phase I. Duke Energy supports the national objective of protecting air quality in the most cost-effective manner, and has already reduced emissions by operating plants efficiently, using nuclear and hydroelectric generation and implementing various compliance strategies. To meet Phase II requirements by 2000, Duke Energy's current strategy includes using low-sulfur coal, purchasing sulfur dioxide emission allowances and installing low-nitrogen oxide burners and emission monitoring equipment. Construction activities needed to comply with Phase II requirements are substantially complete. Additional annual operating expenses of approximately $25 million for low-sulfur coal premiums, emission allowance purchases and other compliance activities will occur after 2000. This strategy is contingent upon developments in future markets for emission allowances, low-sulfur coal, future regulatory and legislative actions and advances in clean air technologies.

     In October 1998, the EPA issued a final ruling on regional ozone control which requires revised State Implementation Plans for 22 eastern states and the District of Columbia. This EPA ruling is being challenged in court by various states, industry and other interests, including the states of North Carolina and South Carolina and Duke Energy. Depending on the resolution of this matter, costs to Duke Energy may range from approximately $100 million to $500 million.


     In December 1997, the United Nations held negotiations in Kyoto, Japan to determine how to achieve worldwide stabilization of greenhouse gas emissions, including carbon dioxide emissions from fossil-fired generating facilities and methane from natural gas operations. Further negotiations in November 1998 in Buenos Aires, Argentina, resulted in a work plan to complete the operational details of the Kyoto agreement by late 2000. Duke Energy is taking steps to prepare for possible action on greenhouse gas emissions and has completed a greenhouse gas emissions inventory. Implications of greenhouse gas emissions are being integrated into planning processes. Because this matter is in the early stages of discussion, management cannot estimate the effects on future consolidated results of operations or financial position.

     Litigation and Contingencies. For information concerning litigation and other commitments and contingencies, see Note 14 to the Consolidated Financial Statements.

     Year 2000 Readiness Program. State of Readiness. Duke Energy initiated its Year 2000 Readiness Program in 1996 and began a formal review of computer-based systems and devices that are used in its business operations both domestically and internationally. These systems and devices include customer information, financial, materials management and personnel systems; as well as components of natural gas production, gathering, processing and transmission, and electric generation, distribution and transmission.

     Duke Energy is using a three-phase approach to address year 2000 issues:
1) inventory and preliminary assessment of computer systems, equipment and devices; 2) detailed assessment and remediation planning; and 3) conversion, testing and contingency planning. Duke Energy is employing a combination of systems repair and planned systems replacement activities to achieve year 2000 readiness for its business and process control systems, equipment and devices. Duke Energy has substantially completed the first two phases throughout its business operations, and is in various stages of the third and final phase. Duke Energy's goal is to have its critical systems, equipment and devices year 2000 ready by mid-1999. Business acquisitions routinely involve an analysis of year 2000 readiness and are incorporated into the overall program as necessary.


     Duke Energy is actively evaluating and tracking year 2000 readiness of external third parties with which it has a material relationship. Such third parties include vendors, customers, U.S. governmental agencies, foreign governments and agencies, and other business associates. While the year 2000 readiness of third parties cannot be controlled, Duke Energy is attempting to assess the readiness of third parties and any potential implications to its operations. Alternate suppliers of critical products, goods and services are being identified, where necessary.

     Costs. Management believes it is devoting the resources necessary to achieve year 2000 readiness in a timely manner. Current estimates for total costs of the program, including internal labor as well as incremental costs such as consulting and contract costs, are approximately $65 million, of which approximately $41 million had been incurred as of December 31, 1998. These costs exclude replacement systems that, in addition to being year 2000 ready, provide significantly enhanced capabilities which will benefit operations in future periods.

     Risks. Management believes it has an effective program in place to manage the risks associated with the year 2000 issue in a timely manner. Nevertheless, since it is not possible to anticipate all future outcomes, especially when third parties are involved, there could be circumstances in which Duke Energy would temporarily be unable to deliver energy or energy services to its customers. Management believes that the most reasonably likely worst case scenario would be small, localized interruptions of service, which likely would be rapidly restored. In addition, there could be a temporary reduction in energy needs of customers due to their own year 2000 problems. In the event that such a scenario occurs, it is not expected to have a material adverse impact on consolidated results of operations or financial position.

     Contingency Plans. Year 2000 contingency planning is currently underway to assure continuity of business operations for all periods during which year 2000 impacts may occur. Duke Energy is participating in multiple industry efforts to assure effective year 2000 contingency plans, and intends to complete its own year 2000 contingency plans by mid-1999. These plans address various year 2000 risk scenarios that cross departmental, business unit and industry lines as well as specific risks from various internal and external sources, including supplier readiness.

     Based on assessments completed to date and compliance plans in process, management believes that year 2000 issues, including the cost of making critical systems, equipment and devices ready, will not have a material adverse effect on Duke Energy's business operation or consolidated results of operations or financial position. Nevertheless, achieving year 2000 readiness is subject to risks and uncertainties, including those described above. While management believes the possibility is remote, if Duke Energy's internal systems, or the internal systems of external parties, fail to achieve year 2000 readiness in a timely manner, Duke Energy's business, consolidated results of operations or financial condition could be adversely affected.

     New Accounting Standard. In September 1998, Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. Duke Energy is required to adopt this standard by January 1, 2000. SFAS No. 133 requires that all derivatives be recognized as either assets or liabilities and measured at fair value, and it defines the accounting for changes in the fair value of the derivatives depending on the intended use of the derviative. Duke Energy is currently reviewing the expected impact of SFAS No. 133 on consolidated results of operations and financial position.

     Subsequent Event. On February 18, 1999, Duke Energy announced its intent to make a concurrent cash tender offer in Chilean pesos in Chile and the United States for 51% of the outstanding shares of Endesa-Chile. The estimated total cash outlay is approximately $2.1 billion based on current exchange rates. The offer will be contingent upon, among other things, certain Endesa-Chile shareholder approvals. If all approvals are obtained, the transactions are expected to be completed during the second quarter of 1999. Endesa-Chile controls and operates 10,247 megawatts of generating capacity in Argentina, Brazil, Chile, Colombia and Peru.

     Forward-Looking Statements. From time to time, Duke Energy may make statements regarding its assumptions, projections, expectations, intentions or beliefs about future events. These statements are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Duke Energy cautions that assumptions, projections, expectations, intentions or beliefs about future events may and often do vary from actual results and the differences between assumptions, projections, expectations, intentions or beliefs and actual results can be material. Accordingly, there can be no assurance that actual results will not differ materially from those expressed or implied by the forward-looking statements. Factors that could cause actual achievements and events to differ materially from those expressed or implied in such forward-looking statements include state and federal legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures and affect the speed and degree to which competition enters the electric and natural gas industries; industrial, commercial and residential growth in the service territories of Duke Energy and its subsidiaries; the weather and other natural phenomena; the timing and extent of changes in commodity prices and interest rates; changes in environmental and other laws and regulations to which Duke Energy and its subsidiaries are subject or other external factors over which Duke Energy has no control; the results of financing efforts; growth in opportunities for Duke Energy's business units; achievement of year 2000 readiness; and the effect of accounting policies issued periodically by accounting standard-setting bodies.